Exhibit 10.67

PURCHASE AND SALE AGREEMENT
(750 and 700-800 Central Expressway, Santa Clara, California)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated for reference purposes as of March 21, 2007, between Sobrato Development Company No. 051, a California Limited Partnership (“SDC 051”), Real Estate Trust at Community Foundation Silicon Valley, a California nonprofit public benefit corporation (“RET”) (collectively, “Sellers”, and each individually sometimes referred to as a “Seller”), and Harvard Property Trust, LLC, a Delaware limited liability company, d/b/a Behringer Harvard Funds (“Buyer”).

RECITALS

A.            SDC 051 owns that certain real property commonly known as 750 Central Expressway, in the City of Santa Clara, County of Santa Clara, California, (APN 224-04-086) more particularly described on Exhibit A-1 attached hereto (the “SDC 051 Land”), together with the building and other improvements owned by SDC 051 and located on the SDC 051 Land (collectively, the “SDC 051 Improvements”), and all rights, privileges, easements and appurtenances to the SDC 051 Land and the SDC 051 Improvements, if any, to the extent assignable and subject to any conditions and restrictions contained in any of the foregoing (the SDC 051 Land, SDC 051 Improvements and all such rights, privileges, easements and appurtenances being collectively referred to herein as the “SDC 051 Real Property”).

B.            RET owns that certain real property commonly known as 700-800 Central Expressway, in the City of Santa Clara, County of Santa Clara, California, (APN 224-04-085) more particularly described on Exhibit A-2 attached hereto (the “RET Land”), together with the buildings, structures and other improvements owned by RET and located on the RET Land (collectively, the “RET Improvements”), and all rights, privileges, easements and appurtenances to the RET Land and the RET Improvements, if any, to the extent assignable and subject to any conditions and restrictions contained in any of the foregoing (the RET Land, RET Improvements and all such rights, privileges, easements and appurtenances being collectively referred to herein as the “RET Real Property”).  The SDC 051 Real Property and RET Real Property are collectively referred to in this Agreement as the “Real Properties” and sometimes individually as a “Real Property”.  The SDC 051 Land and RET Land are collectively, and sometimes individually, referred to in this Agreement as the “Land”.  The SDC 051 Improvements and RET Improvements are collectively, and sometimes individually, referred to in this Agreement as the “Improvements”.

C.            Each Seller desires to sell to Buyer, and Buyer desires to purchase from each Seller, that portion of the Property (defined below) owned by such Seller.

NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.             Purchase and Sale.  In consideration of their mutual covenants set forth in this Agreement, each Seller agrees to sell to Buyer, and Buyer agrees to purchase from each Seller,

for the Purchase Price (defined in Section 2) and on the terms and conditions set forth herein, the following:

(a)           The Real Property owned by such Seller;

(b)           All of Seller’s right, title and interest as lessor in all leases for any portion of such Seller’s Real Property in existence as of the Close of Escrow (defined in Section 3(a)) (said leases, together with any and all amendments, modifications or supplements thereto, are collectively referred to as the “Leases”), which Leases shall be assigned by such Seller to Buyer pursuant to an Assignment and Assumption of Leases in the form attached hereto as Exhibit B (individually an “Assignment of Leases” and collectively the “Assignments of Leases”);

(c)           All tangible personal property and fixtures owned by such Seller and located on such Seller’s Real Property as of the Close of Escrow, if any, which personal property and fixtures shall be inventoried by Buyer and confirmed by Sellers during the Due Diligence Period and set forth on a list which shall be attached hereto as Exhibit C (the “Personal Property”), which Personal Property shall be transferred to Buyer pursuant to a Bill of Sale in the form attached hereto as Exhibit D (individually a “Bill of Sale” and collectively the “Bills of Sale”), subject however to Section 9(d) below and to loss resulting from theft or casualty;

(d)           All intangible property owned by Seller and used solely in connection with such Seller’s Property including (i) all warranties and guaranties (express or implied) issued to Sellers; (ii) all licenses, permits, entitlements, certificates of occupancy and other consents or approvals from governmental authorities; (iii) all other intangible property associated with the use or operation of the Real Property or Personal Property; and (iv) all plans, specifications, drawings (including CAD drawings), reports, studies, books, records and other documents now in effect with respect to such Real Property and Personal Property (“Intangible Property”); if any, all of which shall be assigned to Buyer (as and to the extent such rights may be assignable) pursuant to an Assignment and Assumption of Intangible Property in the form attached hereto as Exhibit E (individually an “Assignment of Intangible Property” and collectively, the “Assignments of Intangible Property”), provided that said assignment shall be effective only to the extent any of the foregoing matters relate specifically and only to such Real Property and Personal Property; and provided further that as to any indemnification, hold harmless and defense rights or causes of action relating to such Real Property or other Property to the extent assignable to Buyer and relating to the period prior to Closing, such Seller shall reserve to itself on a non-exclusive basis with Buyer any rights and benefits of any indemnification, hold harmless and defense rights and causes of action relating to the period prior to Closing; and

(e)           All right, title and interest of such Seller under the service, supply, advertising, maintenance and other contracts affecting such Seller’s Real Property and Personal Property identified on Exhibit F, and such other contracts affecting such Seller’s Real Property and Personal Property entered into after the Effective Date pursuant to Section 9(d), to the extent any of the foregoing are in effect as of the Close of Escrow, (collectively, the “Service Contracts”), which shall be assigned to Buyer (as and to the extent such rights may be assignable) pursuant to an Assignment and Assumption of Contracts in the form attached hereto as Exhibit G (an “Assignment of Contracts”).  As to the Service Contracts benefiting the RET Real Property, such contracts were not assigned to RET when the RET Real Property was conveyed by SDC 051 to RET, the rights therein having been retained by SDC 051 and/or it’s affiliate Sobrato Development Companies (which manages the RET Real Property on behalf of RET).  Therefore, at the Closing, assignment of the Service Contracts shall be effectuated by an Assignment of Contracts executed and delivered by SDC 051 and/or Sobrato Development Companies, as applicable.  SDC 051 acknowledges that Sobrato Development Companies is an affiliate of SDC 051 and SDC 051 agrees to cause Sobrato Development Companies to comply with its obligations hereunder.

The Real Property, Personal Property, Intangible Property and Sellers’ right, title and interest in the Leases and Service Contracts are sometimes collectively referred to herein collectively as the “Property”.

2.             Purchase Price; Deposits.  The total purchase price for the Property shall be Seventy Million Dollars ($70,000,000) (the “Purchase Price”).  Thirty Four and Forty Two One-Hundredths percent (34.42%) of the Purchase Price shall be allocated to the SDC 051 Property.  The remaining Sixty Five and Fifty Eight One-Hundredths Percent (65.58%) of the Purchase Price shall be allocated the RET Property.  The Purchase Price shall be payable as follows:

(a)           Not later than one (1) business day after the execution of this Agreement by Sellers and Buyer (such date of full execution being the “Effective Date”), Buyer shall deposit immediately available funds in the amount of Five Hundred Thousand Dollars ($500,000) (the “Initial Deposit”) into an escrow (the “Escrow”) opened with First American Title Insurance Company at its offices located at 1737 North First Street, Suite 500, San Jose, California 95112, with Liz Zankich as the designated escrow officer (telephone no.: (408) 451-7989, facsimile no.: (408) 451-7928) (the “Escrow Holder”).  If the Initial Deposit has not been deposited into Escrow by the end of the first business day after the Effective Date, this Agreement shall automatically terminate, and the parties shall be relieved of any further obligation under this Agreement other than the Surviving Obligations (defined below), unless the parties agree in writing to an extension of such time period.  Not later than one (1) business day after the expiration of the Due Diligence Period (defined in Section 6(a)(i)), if Buyer has not sooner terminated this Agreement as allowed elsewhere in this Agreement, Buyer shall deposit additional immediately available funds in the amount of Three Million Dollars ($3,000,000) into Escrow (the “Additional Deposit”) (the Initial Deposit and Additional Deposit, plus all interest accrued thereon while in Escrow, being collectively referred to herein as the “Deposits”). Thirty Four and Forty Two One-Hundredths percent (34.42%) of the Deposits shall be allocated to the SDC 051 Property.  The remaining Sixty Five and Fifty Eight One-Hundredths Percent (65.58%) of the Deposits shall be allocated the RET Property.  Buyer shall, upon delivery of the Initial Deposit or Additional Deposit, as applicable, to Escrow, instruct the Escrow Holder to invest such funds in an interest-bearing money market or savings account with a national banking association or federally chartered savings and loan association. All interest accruing on the Initial Deposit and Additional Deposit shall become a part of the Deposits and shall be distributed in accordance with the terms of this Agreement. The Deposits shall be applied towards the Purchase Price at Closing unless released from Escrow pursuant to the terms of this Agreement. The Initial Deposit shall be nonrefundable to Buyer upon its deposit into Escrow; with the sole exception that the Initial Deposit shall be refundable to Buyer if (i) this Agreement terminates and Escrow fails to close due to a Seller’s default under this Agreement, or (ii) this Agreement expressly provides that the Initial Deposit must be returned to Buyer. The Additional Deposit shall become nonrefundable to Buyer upon expiration of the Due Diligence Period; with the sole exception that the Additional Deposit shall be refundable to Buyer if (i) this Agreement terminates and Escrow fails to close due to a Seller’s default under this Agreement, or (ii) this Agreement expressly provides that the Additional Deposit must be returned to Buyer.  If upon termination of this Agreement Sellers are entitled to any portion of the Deposits, then Buyer shall within one (1) business day thereafter instruct Escrow Holder to immediately release such portion of the Deposits to Sellers (which obligation shall survive the termination of this Agreement), and the parties shall have no further obligations hereunder except for the Surviving Obligations.  As used in this Agreement, “Surviving Obligations” shall mean all obligations of Buyer and Sellers which are expressly stated in this Agreement to survive Close of Escrow or termination of this Agreement.

(b)           In sufficient time for the Close of Escrow to occur on the Closing Date (defined in Section 3(a)), Buyer shall deposit into Escrow, in immediately available funds, a sum equal to the Purchase Price, together with Buyer’s share of prorations and costs of Escrow as provided in Sections 12 and 13, less the Deposits then held in Escrow (the “Closing Funds”).

3.             Closing.

(a)           The consummation of the purchase and sale of the Property (the “Closing” or “Close of Escrow”) shall take place on the Closing Date, through an escrow established with Escrow Holder (“Escrow”).  The “Closing Date” shall be May 2, 2007, or such earlier date as the parties may mutually agree upon (without obligation to do so).    Each Seller shall deliver possession of the Property owned by such Seller to Buyer on the Closing Date.  Close of Escrow shall occur, if at all, only as to all of the Real Properties which are the subject of this Agreement, it being acknowledged that all of the Real Properties are being sold as a package, and that the sale of less than all of the Real Properties is not contemplated or intended pursuant to this Agreement.

(b)           Prior to Closing, in sufficient time prior thereto to allow Closing to occur on the Closing Date, each Seller shall cause to be delivered into the Escrow:

(1)           A Grant Deed in recordable form properly executed by such Seller, conveying to Buyer such Seller’s Real Property, in the form and substance of Exhibit I attached hereto (individually a “Grant Deed” and collectively the “Grant Deeds”), incorporating the legal description and APN for such Real Property, which Grant Deed shall be recorded in the Official Records of Santa Clara County, California (“Official Records”) at the Closing, together with a separate statement regarding documentary transfer tax in the form attached hereto as Exhibit I-1 containing the information requested therein (individually a “Transfer Tax Statement” and collectively the “Transfer Tax Statements”), which Transfer Tax Statement shall not be recorded as a public record in the Official Records, but shall be filed with the County Recorder of Santa Clara County, California when the Grant Deed for such Real Property is recorded in the Official Records;

(2)           Two (2) duly executed counterpart originals of the Assignment of Intangible Property in the form attached hereto as Exhibit E assigning and conveying to Buyer the interest such Seller in the Intangible Property owned by such Seller, properly executed by such Seller;

(3)           A duly executed Bill of Sale in the form attached hereto as Exhibit D assigning and conveying to Buyer the interest of such Seller in the Personal Property owned by such Seller, properly executed by such Seller;

(4)           Two (2) duly executed counterpart originals of the Assignment of Leases in the form attached hereto as Exhibit B assigning and conveying to Buyer the interest of such Seller in the Leases affecting the Seller’s Real Property, property executed by such Seller;

(5)           Two (2) duly executed counterpart originals of an Assignment of Contracts in the form attached hereto as Exhibit G assigning and conveying to Buyer the interest of such Seller in the Service Contracts, property executed by Seller, if any such Service Contracts exist as of the Closing Date;

(6)           An affidavit pursuant to the Foreign Investment and Real Property Tax Act (individually a “Non-Foreign Status Certificate” and collectively the “Non-Foreign Status Certificates”) and a Form 593-C, each in a form prescribed by law, properly executed by such Seller (individually a “Form 593-C” and collectively the “Form 593-Cs”);

(7)           Such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(8)           An owner’s declaration in favor of the Title Company certifying to such Seller’s knowledge the status relating to the existence of leases and mechanics liens affecting the Property, in form reasonably acceptable to Sellers; and

(9)           Such additional instruments or documents reasonably required in order to consummate the purchase and sale of such Seller’s Property in accordance with the terms and conditions of this Agreement, to the extent consistent with this Agreement, including without limitation escrow instructions.

On the Closing Date, each Seller shall arrange to have all keys to its Real Property which are in such Seller’s possession, and the originals, or if originals are not available, copies, of all of the Service Contracts and Leases assigned to Buyer at the Closing, delivered to Buyer at the Real Property.  In addition, on or after the Closing Date, each Seller shall have the right to notify all tenants of the sale of the Property owned by such Seller, and the assignment of the Leases and security deposits and other advance payments under the Leases, to Buyer.

(c)           Prior to Closing, in sufficient time prior thereto to allow Closing to occur on the Closing Date, Buyer shall cause to be delivered into the Escrow the following:

(1)           The Closing Funds;

(2)           Two (2) duly executed counterpart originals of the Assignments of Intangible Property, properly executed by Buyer;

(3)           Two (2) duly executed counterpart originals of the Assignments of Leases, properly executed by Buyer;

(4)           Two (2) duly executed counterpart originals of the Assignments of Contracts, property executed by Buyer;

(5)           Such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Buyer.

(6)           Such additional instruments or documents reasonably required in order to consummate the purchase and sale of the Property in accordance with the terms and conditions of this Agreement, to the extent consistent with this Agreement, including without limitation escrow instructions.

(d)           If the Closing does not occur on or before the Closing Date, then either party not then in default may elect to terminate this Agreement and cancel Escrow by giving written notice of such termination and cancellation to the other party.  Upon such termination and cancellation, neither party shall have any further obligations hereunder (other than the Surviving Obligations, and except as provided in this paragraph below relating to reservation of rights against a defaulting party) and, unless the Escrow fails to close due to a default by a Seller or as otherwise expressly provided in this Agreement, the Deposits shall be paid to and retained by Sellers (unless and except to the extent this Agreement expressly provides for the payment of any portion of such funds to Buyer) and all documents and other instruments shall be returned to the party depositing the same into Escrow.  If neither party is in default, then the cost of cancellation of the Escrow shall be shared equally between Buyer, on the one hand,  and Sellers, on the other hand, unless otherwise expressly provided in the Agreement.  If only one of the parties hereto is in default, then such defaulting party shall pay for the entire cost of cancellation of the Escrow.  The termination of this Agreement and cancellation of the Escrow, as provided herein, shall be without prejudice to whatever legal rights, as said rights may be limited by the terms contained in this Agreement, that Buyer or Sellers may have against each other arising out of this Agreement and the Escrow.

4.             Inspections.

Subject to this Section 4 below, until the earlier to occur of the expiration of the Due Diligence Period or termination of this Agreement, Buyer shall have the right to enter upon the Real Properties to inspect the Real Properties and the Personal Property, to conduct tests thereon (including specifically, without limitation, environmental tests and soil borings) and to review the Property Materials (as hereafter defined) at its sole cost and expense.  Buyer shall not conduct or allow any physically intrusive testing of, on or under any of the Real Properties without first obtaining Sellers’ written consent as to the timing and scope of work to be performed, which consent shall not be unreasonably withheld. Buyer’s right to access the Real Properties shall be subject to the confidentiality requirements set forth in Section 6(a).  In no event shall Buyer have the right to contact any tenant of the Real Properties or enter any leased or occupied space without Sellers’ prior consent, which Sellers may withhold in Sellers’ sole discretion.  All activities of Buyer and Buyer’s agents, employees, consultants, contractors and representatives (collectively “Buyer’s Representatives”) shall be done in a manner that does not interfere with or disturb the rights of any tenants or other occupants of the Real Properties, and shall be done in accordance with any all security requirements of the tenants. Buyer shall keep the Property free and clear of any and all liens related to Buyer’s inspections and investigations.  Buyer shall give Sellers at least two (2) business days prior notice of Buyer’s desire to enter any Real Property.  If this Agreement terminates for any reason without Close of Escrow having occurred, then Buyer shall promptly return to Sellers all materials delivered by Sellers to Buyer.  All entry onto and inspections of the Real Properties shall be subject to the following:

(a)           The persons or entities performing work for the Buyer shall have obtained all required licenses and permits for performing the relevant work on the Real Properties prior to performing any such work on the Real Properties.  Prior to entry onto any Real Property to perform any due diligence investigations pursuant to this Agreement, Buyer shall submit to Sellers a description of the work to be performed for Sellers’ approval. All work done by or on behalf of Buyer shall be conducted in compliance with all applicable laws and regulations, including laws and regulations relating to worker safety. If any reports, studies, tests, documents or information applicable to the environmental condition of any Real Property arising out of an environmental investigation are required to be disclosed to a federal, state or local agency or governmental body, then Buyer agrees that Sellers shall be the party to furnish such documentation to the applicable governmental agency having jurisdiction over such Real Property and neither Buyer nor its agents, employees or environmental consultants shall furnish such information to the applicable governmental agencies unless required to do so by law or court order.  If Buyer is required by law or court order to furnish such information or any other information to governmental agencies or third parties, then to the extent Buyer can, without violating any legal requirement or court order, provide prior notice of its intention to furnish such information, Buyer shall provide reasonable prior notice of same to Sellers and afford Sellers the opportunity to make comments, pose questions and offer recommendations in connection with the information and proposed communications. If there is a demand for such information generated by an environmental investigation by a governmental agency or by legal process issued by a court of competent jurisdiction, Buyer shall promptly provide notice of such demand to Sellers and afford Sellers an opportunity to impose any objections or defenses to such demand to the extent reasonably possible.  Sellers shall also be afforded a reasonable opportunity to participate in all meetings and other communications with any governmental agencies to the extent possible.

(b)           Prior to entry onto any Real Property to perform any due diligence investigations pursuant to this Agreement, Buyer, and each of Buyer’s third party consultants and contractors entering onto such Real Property, shall have obtained and shall keep in force during the term hereof a policy or policies of commercial general liability insurance from an insurer reasonably acceptable to Sellers, providing for a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and aggregate, covering liability to property or persons for its activities on or about the Real Property, and naming Sellers as additional insureds; and Buyer’s consultants shall have in effect and shall maintain for the term hereof professional errors and omissions coverage in the amount that is customary for reputable consultants in the applicable field.  Proof of the required insurance, reasonably acceptable to Sellers, shall be delivered to Sellers prior to any entry onto any Real Property by Buyer or Buyer’s Representatives.

(c)           Sellers shall have the right, at Sellers’ sole cost and expense, to have one (1) or more representatives of Sellers accompany Buyer and Buyer’s Representatives while they are on any Real Property pursuant to this Agreement.

(d)           If any Real Property is damaged in connection with any of Buyer’s or Buyer’s Representatives’ activities pursuant to this Agreement, Buyer, at Buyer’s sole cost and expense, shall immediately repair such damage and restore such Real Property to its condition existing immediately prior to such activities.  Until restoration is complete, Buyer shall take all steps necessary to ensure that any conditions on such Real Property created by Buyer’s activities do not create any dangerous or unhealthy conditions on such Real Property.  All such restoration activities shall be done in a manner that does not interfere with or disturb the rights of any tenants or other occupants of such Real Property.

(e)           Buyer shall indemnify, defend (with counsel reasonably acceptable to Sellers) and hold harmless Sellers and Sellers’ partners, members, and each of their respective officers, directors, shareholders, beneficiaries, members, partners, affiliates, agents, employees and attorneys, and their respective successors and assigns (collectively, the “Sellers Parties”) for, from and against any and all claims, damages, liens, suits, causes of action, legal or administrative proceedings, fines, penalties, judgments, demands, obligations, costs, liabilities and losses (including mechanics’ liens) and expenses (including, without limitation, reasonable attorneys’ fees) (collectively “Claims and Liabilities”) to the extent arising out of any entry or activities on the Property by Buyer or Buyer’s Representatives, or any breach of Buyer’s obligations under this Section 4 by Buyer or any of Buyer’s Representatives.

(f)            Buyer’s obligations pursuant to this Section 4 shall survive Close of Escrow or termination of this Agreement.

5.             Property Materials.  Buyer has received from Seller or other sources or reviewed the documents relating to such Seller’s Property identified on Exhibit H attached hereto (such documents, subject to this Section below, being collectively, the “Property Materials”). Notwithstanding anything to the contrary contained herein, the Property Materials shall expressly exclude (i) anything that would disclose a Seller’s or prior owner’s cost of acquisition of any Real Property, or cost of construction of any Improvements and related soft costs, any estimates of costs to repair, replace, remediate or maintain any Real Property, or any prospective, capital budgets for the Property, (ii) any reports, presentations, summaries and the like prepared for a Seller, or any of such Seller’s boards, committees, partners, trustees, beneficiaries, affiliates or investors in connection with its consideration of the acquisition or disposition of any Real Property or construction of the Improvements, including, without limitation, any conditions inspection report, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iv) a Seller’s internal memoranda, attorney-client privileged materials, internal and external appraisals, and (v) any information which is the subject of a confidentiality agreement between a Seller and a third party (the items described in clauses (i), (ii) (iii), (iv) and (v) being collectively referred to as the “Confidential Information”).

 Buyer understands, acknowledges and agrees that Seller does not make any representation or warranty (and specifically disclaims any express or implied warranty) as to the accuracy or completeness of the Property Materials or any other materials provided to Buyer or as to the ability of Buyer or any other party to rely thereupon, except as expressly provided in this Agreement. Buyer covenants, represents and warrants that Sellers shall not have any liability to Buyer or any of Buyer’s partners, members, officers, employees, agents, affiliates and representatives in any manner arising from the use of or reliance on the Property Materials by Buyer or Buyer’s partners, members, officers, employees, agents, affiliates and/or representatives.  Buyer further acknowledges and agrees that it shall be solely Buyer’s responsibility to conduct investigations of the Real Properties to determine the presence or existence of any hazardous materials, toxic substances and similar contaminants and pollutants and to otherwise determine the physical condition and all other aspects of the Real Properties except as set forth in Section 9(a) of this Agreement.

6.             Audit.     Buyer has advised Sellers that Buyer must cause to be prepared approximately one (1) year of audited financial statements (for 2006 and the first quarter of 2007) in respect of the Property in compliance with the policies of Buyer and certain laws and regulations, including, without limitation, Securities and Exchange Commission Regulation S-X. Each Seller agrees to use reasonable efforts to cooperate with Buyer’s auditors, without cost to Sellers, in the preparation of such audited financial statements (it being understood and agreed that the foregoing covenant shall survive the Closing for a period of one (1) year). Without limiting the generality of the preceding sentence as it relates to the approximately one (1) year audit period: (i) each Seller shall, during normal business hours, allow Buyer’s auditors reasonable access to such books and records maintained by such Seller (and such Seller’s manager of the Property) in respect of the Property as necessary to prepare such audited financial statements; (ii) such Seller shall use reasonable efforts to provide to Buyer such financial information and supporting documentation as are necessary for Buyer’s auditors to prepare audited financial statements; (iii) if Buyer or its auditors require any information that is in the possession of the party from which a Seller purchased the Property, such Seller shall contact such prior owner of the Property and request from such party the information requested by Buyer; and (iv) each Seller will make available for interview by Buyer and Buyer’s auditors the manager of the Property or other agents or representatives of such Seller responsible for the day-to-day operation of the Property and the keeping of the books and records in respect of the operation of the Property. If after the Closing Date a Seller obtains an audited financial statement in respect of the Property for a fiscal period prior to the Closing Date that was not completed as of the Closing Date, then such Seller shall promptly provide Buyer with a copy of such audited financial statement, and the foregoing covenant shall survive Closing.  It shall be a condition precedent to the obligations of Buyer under this Agreement that Seller shall not be in default of its covenants set forth in this Section 6 as of the Closing Date

7.             Conditions to Closing.

(a)           Buyer’s Conditions.  In addition to all other conditions to the completion of the transaction described in this Agreement, Sellers and Buyer agree that the Closing of the sale and purchase contemplated by this Agreement is subject to satisfaction, approval or waiver by Buyer of the matters specified in this Section 7(a).  All of the conditions in this Section 7(a) below, other than the condition relating to the Existing Tenant described in Section 7(a)(3) below, are solely for the benefit of Buyer and can be unilaterally waived by Buyer.  The condition relating to the Existing Tenant described in Section 7(a)(3)  is for the benefit of both Buyer and Seller and can be waived only with the consent of both Buyer and Seller.

(1)           Commencing on the date this Agreement is executed by Sellers and Buyer (the “Effective Date”) and ending at 5 p.m. California time on March 28, 2007 (the “Due Diligence Period”), Buyer shall have the right to review and approve the Property Materials and to inspect and approve the physical condition, prospective use of and all other matters concerning the Property, at Buyer’s sole cost, including, without limitation, the availability of access, utility services, zoning, economic viability, environmental risks, safety and security risks, engineering and soil conditions.

All information supplied to or made available to Buyer by Sellers, whether before, on or after the Effective Date, including without limitation the Property Materials described above, shall be treated by Buyer as confidential information, and shall be subject to the terms and conditions of that certain Confidentiality Agreement submitted electronically on behalf of Behringer Harvard Funds with respect to the Property (the “Confidentiality Agreement”), all of the terms and conditions of which are hereby incorporated herein by reference, provided that (i) any reference to Prospective Buyer in the Confidentiality Agreement shall also include the Buyer hereunder to the extent the Buyer named herein is not the named party to the Confidentiality Agreement, and (ii) the information set forth in Section 1(ii) of the Confidentiality Agreement shall be destroyed by Buyer at Sellers’ request rather than returned to Sellers, and (iii) the term of the Confidentiality Agreement set forth in Section 7 of the Confidentiality Agreement shall be amended to expire on the earlier of Close of Escrow or the date that is one (1) year following the Effective Date of this Agreement.

However, notwithstanding the foregoing provisions or anything else to the contrary contained in this Agreement or the Confidentiality Agreement (i) Buyer may disclose such information to its consultants, attorneys, accountants, prospective investors and lenders, and others who need to know the information for the purpose of assisting Buyer in connection with the transaction that is the subject of this Agreement; (ii) the foregoing covenant of confidentiality shall not be applicable to any information published by Seller as public knowledge or otherwise available in the public domain; (iii) Buyer shall be permitted to disclose such information as may be recommended by Buyer’s legal counsel in order to comply with all financial reporting, securities laws and other legal requirements applicable to Buyer, including any required disclosures to the Securities and Exchange Commission; and (iv) any duty of confidentiality set forth in this Agreement or in the Confidentiality Agreement shall terminate upon Closing.

If Buyer determines within the Due Diligence Period, in Buyer’s sole discretion, that the Property is not suitable for its purposes, or that it is in the interest of Buyer to terminate this Agreement for any or no reason, Buyer shall notify Sellers and the Escrow Holder in writing of the termination of this Agreement (“Buyer’s Termination Notice”) prior to the end of the Due Diligence Period.  Upon receipt by Sellers and the Escrow Holder of Buyer’s Termination Notice, the Additional Deposit (if then in Escrow) and any interest accrued thereon shall be refunded to Buyer by the Escrow Holder, the Initial Deposit and interest accrued thereon shall be released to Sellers unless otherwise set forth herein, and Sellers and Buyer shall thereupon be released from all further obligations under this Agreement, other than the Surviving Obligations. If no Buyer’s Termination Notice has been served upon Sellers and Escrow Holder within the time provided in this Section 7(a)(1), the condition set forth in this Section 7(a)(1) shall be deemed to have been satisfied or waived by Buyer and Buyer shall no longer have any right to terminate this Agreement under this Section 7(a)(1).

(2)           Buyer has requested and each Seller agrees to forward to Hitachi Data Systems Corporation (“Existing Tenant”), the tenant under the Leases affecting the Real Property, tenant estoppels in the form attached hereto as Exhibit K.  Buyer is aware of the provisions of Section 36 of the Leases which describe the Existing Tenant’s obligations relating to tenant estoppels.  Sellers shall make reasonable efforts, at no cost to Seller, to obtain and deliver to Buyer, no later than five (5) business days prior to the Closing Date (the “Estoppel Return Date”), a tenant estoppel certificate in substantially the form of Exhibit K attached hereto executed by the Existing Tenant for each Lease; provided, however, the form of tenant estoppel certificate shall reflect appropriate changes thereto to conform to specific requirements in its Lease regarding the form of the tenant estoppel certificate. An executed tenant estoppel certificate in the form of Exhibit K (as such form may be changed to conform to the specific requirements in its Lease regarding the form of the tenant estoppel certificate) is herein referred to as a “Tenant Estoppel”. Seller shall deliver each Tenant Estoppel to Buyer (regardless of whether it complies with this Agreement) promptly following Seller’s receipt thereof. Notwithstanding anything contained herein to the contrary, it shall be a condition precedent to the obligation of Buyer to consummate the transaction that is the subject of this Agreement that Seller deliver to Buyer, on or before the Estoppel Return Date, Tenant Estoppels for both Leases of the Real Properties executed by the Existing Tenant thereunder in the form of Exhibit K (as such form may be changed to conform to the specific requirements in its Lease regarding the form of the tenant estoppel certificate). In the event that Seller is unable to satisfy the Tenant Estoppel Condition by the Estoppel Return Date, Seller shall not be in default under this Agreement. However, if the Tenant Estoppel Condition is not fulfilled as of the Estoppel Return Date, then, for three (3) business days thereafter, Buyer shall have the option either to (i) waive the Tenant Estoppel Condition, (ii) extend the Closing Date for up to fourteen (14) days to allow Sellers more time to attempt obtain additional estoppel certificates (provided Sellers shall have no liability for failure to obtain them); or (iii) terminate this Agreement, in which event all of the Deposits (the Initial Deposit and the Additional Deposit and interest accrued thereon) shall be returned to Buyer. If Buyer elects to extend the Estoppel Return Date pursuant to clause (ii) of the preceding sentence and the Tenant Estoppel Condition is still not fulfilled on or before the expiration of the fourteen (14) day extension period, then Buyer may elect one of the options set forth in clauses (i) and (iii) of the preceding sentence.

(3)           It is also a condition precedent to Buyer’s obligation to buy the Property from Sellers that not later than five (5) business days before the Closing Date (the “Waiver Return Date”) the Existing Tenant has waived in writing its right to purchase the Property in connection with the sale to Buyer hereunder pursuant Section 46 of each of the Leases to which the Existing Tenant has such a right (entitled “Right of First Offering To Purchase”).  In the event that the Existing Tenant has not waived in writing its right to purchase the Property by the Waiver Return Date then all of the Deposits (the Initial Deposit, the Additional Deposit and interest accrued thereon) shall be returned to Buyer.

(4)           It is also a condition precedent to Buyer’s obligation to buy the Property from Sellers that the Title Company (defined in Section 8) is irrevocably committed to issue the Title Policies (defined in Section 8) to Buyer following the Closing. If Title Company will not irrevocably commit to issue the Title Policies then all of the Deposits (the Initial Deposit, the Additional Deposit and interest accrued thereon) shall be returned to Buyer.

(5)           It is also a condition precedent to Buyer’s obligation to buy the Property from Sellers that a Seller shall not be in material default of such Sellers’ obligations under this Agreement, and that such Seller’s express representations and warranties set forth in this Agreement continue to be true, correct and unchanged in all material respects as of the Closing.

(b)           Sellers’ Conditions.  It is a condition precedent to Sellers’ obligation to sell the Property to Buyer that (1) Buyer shall not be in material default of Buyer’s obligations under this Agreement, and (2) that Buyer’s express representations and warranties set forth in this Agreement continue to be true, correct and unchanged in all material respects as of the Closing, and (3) not later than expiration of the Waiver Return Date the Existing Tenant has waived in writing its right to purchase the Property in connection with the sale to Buyer hereunder pursuant to Section 46 of the Leases (entitled “Right of First Offering To Purchase”).  The conditions described in (i) and (ii) of this Section 7(b) are solely for the benefit of Sellers and can be unilaterally waived by Sellers. The condition relating to the Existing Tenant described in item (3) of this Section 7(b)  is for the benefit of both Buyer and Seller and can be waived only with the consent of both Buyer and Seller.

8.             Title. Prior to the expiration of the Due Diligence Period, Buyer shall have completed its review of all title and survey matters affecting the Real Properties to the extent desired by Buyer, and Buyer shall have come to agreement with First American Title Insurance Company (“Title Company”) on the form and content of the title policies which Buyer desires Title Company to issue upon the Closing (individually a “Title Policy” and collectively the “Title Policies”), and shall obtain whatever other assurances and/or commitments it desires from Title Company as to title and survey matters. Any ALTA survey required in connection with the issuance of the Title Policies or desired by Buyer shall be obtained by Buyer at its cost.  At Closing, title to each Real Property shall be subject to the following (collectively, the “Permitted Exceptions”): (i) non-delinquent real property taxes and assessment as of the date of Closing, (ii) the standard exceptions and exclusions contained in a CLTA standard coverage owner’s policy of title insurance, or if Buyer elects to obtain ALTA coverage, the standard exceptions and exclusions contained in an ALTA standard coverage owner’s policy of title insurance, except to the extent Title Company has agreed to eliminate any such standard exception or exclusion (iii) liens and encumbrances to which Buyer has consented or not timely objected as provided below (other than those liens and encumbrances that Sellers are obligated to release pursuant to the terms of this Agreement), (iv) liens and encumbrances resulting from the acts of Buyer or Buyer’s Representatives, (v) all leases and rental agreements in effect with respect to such Real Property as of the Closing, and the rights of the tenants thereunder, and (vi) any other exception existing as of the expiration of the Due Diligence Period. Not later than 5 p.m. California time on the date that is six (7) business days prior to the expiration of the Due Diligence Period, Buyer shall deliver to Sellers written notice of any objections to title that Buyer may have (the “Objected to Exceptions”).  If Buyer fails to deliver such written notice of objection to Sellers not later than 5 p.m. California time on the date that is six (7) business days prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have waived its right to object to any title matters affecting such Real Property, all of which shall thereafter be deemed Permitted Exceptions. If Buyer does timely object in writing to any title exceptions, each Seller whose Real Property is encumbered by Objected to Exceptions shall notify Buyer within five (5) business days following the date of Buyer’s notice of such objections that either (A) such Seller will attempt to cause the matters objected to be removed from title to such Real Property, or bonded against, or insured over by the Title Company pursuant to an endorsement to the Title Policy (as hereinafter defined), or (B) such Seller will not attempt to cause the matters objected to be removed, bonded or insured over.  If such Seller does not notify Buyer of its election within this five (5) business day period (“Seller’s Notice Period for Title Objections”), such Seller shall be deemed to have elected not to attempt to cause such matters to be cured or insured over, in which case, Buyer may elect either:

(i)            to terminate this Agreement, in which event all of the Deposits (the Initial Deposit, the Additional Deposit and interest accrued thereon) (if then in Escrow) shall be returned to Buyer as Buyer’s sole remedy hereunder; or

(ii)           to take title as it then is without any reduction in the Purchase Price, which election must be made by the end of Due Diligence Period (“Buyer’s Election Period”). If Buyer does not elect to so terminate this Agreement within Buyer’s Election Period, then:

(1)           Buyer shall be deemed to have agreed to accept title as it then is without any reduction in the Purchase Price;
(2)           All title matters not removed from title to such Real Property will thenceforth be deemed Permitted Exceptions; and
(3)           this Agreement shall remain in full force and effect.

Anything to the contrary in this Agreement notwithstanding, a Seller shall have no affirmative obligation hereunder to expend any funds or incur any liabilities in order to cause any title exceptions to be removed from title to any Real Property or insured against, except that a Seller shall pay or discharge, or cause to be removed or bonded or insured against, any mechanic’s or materialman’s liens or mortgages, deeds of trust or other instruments creating a lien for borrowed money against all or any part of the Property (other than those caused by Buyer or Buyer’s Representatives), any lien or encumbrance first created after the expiration of the Due Diligence Period which are voluntarily created or assumed by such Seller and not created by or resulting from the acts of Buyer or other parties not related to Sellers, provided that such lien or encumbrance does not otherwise constitute a Permitted Exception.  If following the expiration of the Due Diligence Period, the Title Company discloses new exceptions other than the Permitted Exceptions, and other than those which a Seller has agreed to insure or bond against, pay or discharge, then unless Buyer agrees to accept title as it then is without reduction of the Purchase Price, Buyer may, at its option, terminate this Agreement, in which event all of the Deposits (the Initial Deposit, the Additional Deposit and interest accrued thereon) shall be returned to Buyer as Buyer’s sole remedy under this Agreement.

9.             Representations, Warranties and Covenants.

(a)           Representations By Sellers.  Except as otherwise disclosed by any Property Materials or any other documents delivered or made available to Buyer by or on behalf of Sellers or elsewhere in this Agreement, SDC 051, as it relates to the Property, and RET, solely as it relates to RET’s interest in the Property, represents and warrants to Buyer as follows:

(1)           As to a Seller that is a limited partnership, such Seller is a limited partnership duly organized and validly existing under the laws of the State of California, is duly authorized to execute and perform its obligations under this Agreement, and such execution and performance will not violate any material term of its partnership agreement.

(2)           As to a Seller that is a corporation, such Seller is a corporation duly organized and validly existing under the laws of the State of California, is duly authorized to execute and perform its obligations under this Agreement, and such execution and performance will not violate any material term of its articles of incorporation or bylaws.

(3)           To such Seller’s knowledge, it has not received any notices of any violation of any governmental order, laws, regulation, statute, code or ordinance dealing with the use, construction, operation, safety and/or maintenance of the Property which remain uncured.

(4)           To such Sellers’s knowledge, there has been no written demand by any mortgagee, insurance underwriter or governmental authority for work to be done or other action to be taken by such Seller which has not been complied with to the satisfaction of the entity making such demand.  To such Seller’s knowledge, no defect or condition exists with respect to the Property which would adversely affect the insurability of the Property.

(5)           To such Seller’s knowledge, such Seller has not received notice of any pending condemnation, expropriation, eminent domain, litigation, administrative action or other legal proceeding affecting all or any portion of the Property, and such Seller has no knowledge that any such proceeding is contemplated.

(6)           The Leases are in full force and effect and to such Seller’s knowledge no default on the part of Seller or any tenant thereunder exists or has been alleged to exist. All repairs, alterations, and other work required to be performed by Seller under the Leases have been fully performed and paid for in full by Seller.  Buyer has been advised that Hitachi intends to cause cooling towers to be replaced, the cost of which shall be shared by Hitachi and Buyer following the Closing in accordance with the provisions of the Leases.  Except for any subleases by the Existing Tenant, there are no leases granting any person a right to occupy the Property other than the Leases listed on Exhibit J attached hereto and made a part hereof. To Seller’s knowledge, no tenant of the Property has paid rent for more than one month in advance of the current month.

(7)           To such Seller’s knowledge, no tenant under the Leases has asserted any claim or offset which would in any way affect the collection of rent from such tenant, nor to such Seller’s knowledge has any tenant given any notice to Seller of its intention to terminate its tenancy.

(8)           To such Seller’s knowledge, such Seller has not disposed of or otherwise released or allowed to be released any hazardous or toxic substances, petroleum products, chemicals, or wastes of any kind on, in, or under the Property in violation of applicable laws, including any surface waters or groundwater located on such Property, nor to such Seller’s knowledge has such Seller caused or allowed to be released or discharged any hazardous or toxic substances, petroleum products, chemicals, or wastes of any kind on, in, or under any tracts in proximity to the Property, including the surface or groundwaters thereof, in violation of any applicable laws.  To such Seller’s knowledge, except as set forth in the Property Materials or in the Environmental Reports set forth on Exhibit L, there are no hazardous or toxic substances, petroleum products, chemicals, or wastes on, in, or under the Property, including surface or groundwaters, regardless of source or cause, in violation of applicable laws, and there are no underground storage tanks on the Property.

(9)           To such Seller’s knowledge, such Seller is currently in compliance with and at all times during the term of this Agreement (including any extension thereof) shall not knowingly violate the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(10)         Exhibit F attached hereto sets forth all Service Contracts in such Seller’s actual possession that are currently in effect and relate to the Real Property owned by such Seller, and to Seller’s knowledge such Seller has received no written notice of any default under any of the Service Contracts which remains uncured.

(11)         The Property Materials delivered or made available by such Seller for Buyer’s review are complete copies of such documents in such Seller’s possession.

(12)         Except as disclosed in the reports prepared by JCP Geologists, an EQE International Company entitled Property Risk Natural Hazard Disclosure Report and the Property Risk Natural Hazard Disclosure Executive Summary made available to Buyer as part of the Property Materials (collectively the “Natural Hazard Disclosure Reports”), such Seller has no knowledge that its Real Property is located within one of the natural hazard disclosure zones referred to in the Natural Hazard Disclosure Reports.

As used in this Agreement, the phrase “to Seller’s knowledge”, or “to Seller’s actual knowledge” or similar phrases, means that the facts in question are actually known (as opposed to imputed, inquiry or constructive knowledge), in the case of SDC 051, to John Michael Sobrato and Mike Phillips, and in the case of RET, to Jennifer Rowe, and the phrase “in Seller’s possession” or similar phrases means in the actual possession of such Seller and located at its offices identified in Section 19, without any duty to investigate or inquiry.  Seller shall have no duty of investigation or inquiry with respect to any representation or warranty made to the its knowledge and shall not be charged with “constructive”, “inquiry”, “imputed” or “deemed” knowledge.  Further, a Seller’s obligations to disclose matters “known to Seller” or words of like import as used in this Agreement shall be deemed breached only if, John Michael Sobrato or Mike Phillips as to SDC 051, and Jennifer Rowe as to RET, had actual knowledge (as opposed to imputed or constructive knowledge) of the existence of such matter not disclosed to Buyer. Buyer has been advised and acknowledges that RET only recently acquired the RET Property from SDC 051 as a charitable donation and that RET has only a very limited knowledge regarding the history and condition of the Property. The representations and warranties of each Seller set forth in this Section 8.1 shall survive the Close of Escrow only for a period of one (1) year, and such Seller shall only be liable to Buyer hereunder for a breach of representation or warranty made by it herein with respect to which a claim is made by Buyer against such Seller before the end of such one (1) year period. A Seller shall not have any liability to Buyer as the result of the inaccuracy of any representation or warranty made by the other Seller. If prior to the Closing, Buyer obtains knowledge that any representation or warranty of Sellers is inaccurate and Buyer proceeds with the Closing, Sellers’ warranties shall be deemed to have been modified as appropriate to address such inaccuracies, so that such warranties do not contain such inaccuracies.

(b)           Representations By Buyer.  Buyer represents and warrants to Sellers as follows:

(1)           Buyer is a Delaware limited liability company and has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its limited liability agreement.

(2)           Buyer is acting as principal in this transaction with authority to close the transaction.  No consent or approval from any party other than Buyer is required for the execution and delivery of this Agreement by Buyer or the performance by Buyer hereunder.

(3)           No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy laws is pending against or contemplated by Buyer.

(c)           Mutual Representations and Indemnity.  Each party represents and warrants to the other that it has had no dealings with any real estate broker, agent or finder in connection with the negotiation of this Agreement, except Erik W. Doyle, Mark Schmidt and Jerry Inguagiato of CB Richard Ellis (“Sellers’ Broker”), representing Sellers.  Sellers shall only be required to pay a real estate commission or fee in connection with this transaction to Sellers’ Broker in accordance with the terms and conditions of a separate written commission agreement between Sellers and Sellers’ Broker. In no event shall a Seller have any liability for the payment of any brokerage commission, broker’s fee, finder’s fee, commission or similar compensation in connection with this transaction if escrow fails to close for any reason, including a Seller’s default.  In the event of a claim for broker’s fee, finder’s fee, commission or other similar compensation in connection herewith, Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, hereby agrees to indemnify and defend with counsel reasonably acceptable to Sellers and hold Sellers and the Sellers Parties harmless against any and all Claims and Liabilities which Sellers or any Sellers Parties may sustain or incur by reason of such claim.  In the event of a claim for broker’s fee, finder’s fee, commission or other similar compensation in connection herewith, a Seller, if such claim is based upon any agreement alleged to have been made by such Seller, hereby agrees to indemnify and defend with counsel reasonably acceptable to Buyer and hold Buyer and Buyer’s affiliates, its and their officers, agents, servants, employees, successors and assigns harmless against any and all Claims and

Liabilities which Buyer may sustain or incur by reason of such claim.  The provisions of this Section 9(c) shall survive the Close of Escrow or termination of this Agreement.

(d)           Covenants of Sellers.  Each Seller hereby agrees as follows:

(1)           After the Effective Date and prior to the Closing, no part of the Property owned by such Seller, or any interest therein, will be sold or otherwise transferred without Buyer’s prior written consent, other than normal repairs, replacements and consumption in the ordinary course of the operation and management of the Property.  None of the Personal Property currently located in Building 800 shall be removed.

(2)           Such Seller may apply all or any portion of any security deposits then held by such Seller toward any loss or damage incurred by such Seller by reason of any defaults by tenants to the extent allowed under applicable law and my exercise any rights or remedies available to such Seller with respect to defaults by tenants.  Such Seller shall not be required to notify Buyer of any such action, nor shall such action affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to any reduction in the Purchase Price or any credit or allowance.  Such Seller agrees not to modify or terminate any existing Lease or enter into a new lease for any portion of the Real Property owned by such Seller without Buyer’s consent, which consent may be withheld in Buyer’s sole discretion. Between the Effective Date and the Closing Date, a Seller shall not collect any rent for more than one (1) month in advance, unless consistent with customary practices in the area of the property in connection with new leases (such as “first and last month’s rent”), and except with respect to recovery of future rents in any legal action instituted against any tenant.

(3)           Until the Closing, such Seller shall operate and maintain the Property in the manner in which it is being operated and maintained on the Effective Date, including, without limitation, renewal or termination of any Service Contracts (except with respect to any utility contracts, which shall require Buyer’s written consent to any renewal or termination by Seller of such contracts, which approval shall not be unreasonably withheld).   Subject to the foregoing, each Seller shall be entitled to enter into new Service Contracts from and after the Effective Date, provided any new Service Contract entered into by such Seller shall be terminable on thirty (30) days prior notice, without penalty.

10.           As Is.  Buyer acknowledges and agrees that prior to the end of the Due Diligence Period, Buyer and its representatives will have been afforded sufficient opportunity to make and complete such review of the Property Materials and any other documents relating to the Property which have been delivered or made available to Buyer, to perform its own independent economic analysis of the Property, and to make and complete such inspections of the Property and matters related thereto as Buyer and its representatives desire, including, without limitation, governmental laws and regulations to which the Property is subject, and Buyer shall accept the Property upon the basis of Buyer’s own review and determination of all matters pertaining to the Property, except as set forth in the Sellers’ express representations and warranties set forth in this Agreement (all of which shall be subject to the express limitations and conditions set forth in this Agreement, and being collectively the “Sellers’ Representations”). Buyer acknowledges and agrees that the Property is to be sold and conveyed to and accepted by Buyer in an “AS IS AND WITH ALL FAULTS” condition with all faults, except as set forth in Sellers’ Representations.

Buyer further acknowledges that prior to the end of the Due Diligence Period it will have reviewed and be knowledgeable of the matters described in the Property Materials and all other documents delivered or made available to Buyer or any of the Buyer’s Representatives, and that Buyer will acquire the Property subject to all matters described in such documents. Sellers make no representation or warranty as to the accuracy or completeness of the Property Materials or any other documents delivered or made available to Buyer or Buyer’s Representatives except as expressly provided in Section 9(a)(11)). Buyer acknowledges that the Property Materials provided may not constitute all documents in a Seller’s files, and that there may be documents in locations other than a Seller’s office identified in Section 19 or which a Seller have not located or of which they are unaware, but that Sellers have no obligation of make inquiry, investigate or search any such files or documents.  Buyer acknowledges that some or all of such documents have been obtained by a Seller from previous owners or users of the Property or other sources and Sellers make no representation or warranty as to the reputation or reliability of the persons or entities preparing such documents.  Buyer further acknowledges that, notwithstanding that Sellers have delivered or made any documents available for Buyer’s review, Buyer will make its own investigation relative to the Property and will rely on its own investigation in determining the suitability of the Property for its use.  Without limiting the foregoing, Buyer shall be responsible for obtaining from the Escrow Holder or Title Company any and all documents relating to the title of the Property, for obtaining from the City any City development, zoning or land use approvals, and for obtaining from applicable governmental and law enforcement agencies such information relative to law enforcement, criminal activity, safety and security, if it desires such information.  Sellers do not make any representations or warranties of any kind whatsoever, either express or implied or arising by operation of law, with respect to the Property or any of such related matters, including any warranty of condition, habitability, merchantability, suitability or fitness for a particular purpose or otherwise, except as expressly provided in this Agreement.  In particular, but without limiting the foregoing, Sellers make no representations or warranties with respect to the use, condition, title, occupation or management of the Property, economic viability, value, safety or security issues relating to the Property, compliance with applicable statutes, laws, codes, ordinances, regulations or requirements relating to leasing, zoning, subdivision, planning, building, fire, safety, health or environmental matters, compliance with covenants, conditions and restrictions (whether or not of record), other local, municipal, regional, state or federal requirements, or other statutes, laws, codes, ordinances, regulations or requirements, except as set forth in Sellers’ Representations.  Buyer acknowledges that it is entering into this Agreement on the basis of Buyer’s own investigation of the physical and environmental conditions of the Property and all other matters affecting the Property, including without limitation mold and subsurface or latent conditions, and Buyer assumes the risk that adverse physical and environmental conditions may not have been revealed by its investigations, except as set forth in Sellers’ Representations.

11.           Release.  Buyer shall rely solely upon Buyer’s own inspection of the Property in determining the Property’ physical condition and other matters relating to the Property.  Except as expressly set forth in this Section below, effective automatically as of the Closing, Buyer, for itself, its affiliates, successors and assigns and subsequent owners of the Property, hereby waives, releases, remises, acquits and forever discharges Sellers and the Sellers Parties of and from any Claims and Liabilities whatsoever, direct or indirect, known or unknown, which Buyer now has or which Buyer may have in the future on account of or in any way arising out of or in connection with the Property, including, without limitation, the known or unknown physical or environmental condition of the Property (including, without limitation, any contamination in, on, under or adjacent to the Property by any solid hazardous or toxic substance, material or waste or mold), or any federal, state or local law, ordinance, rule or regulation applicable thereto, including, without limitation, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Resource Conservation and Recovery Act, .   Buyer, for itself, its affiliates, successors and assigns and subsequent owners of the Property, fully understands and expressly waives the benefits of Section 1542 of the California Civil Code, with respect to the matters described in this Section 11; Section 1542 of the California Civil Code provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other Claims and Liabilities which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Sellers and the Sellers Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other Claims and Liabilities which might in any way be included as a material portion of the consideration given to Sellers by Buyer hereunder; with the sole exception that the foregoing release shall not apply with respect to Sellers’ Representations or any obligation of the Sellers which this Agreement expressly states survives the Closing, but all of which shall be subject to the limitations and conditions expressly set forth in this Agreement.

Sellers have given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 11.  Sellers and Buyer have each initialed this Section 11 to further indicate their awareness and acceptance of each and every provision hereof; provided, however that failure of any party to initial this Section 11 below shall not invalidate this Section 11 nor any other provision of this Agreement.

SELLERS		BUYER
SDC 051:	/s/ JMS	/s/ JLD

RET:	/s/ PH

This Section 11 shall survive the Close of Escrow.

12.           Prorations.

(a)           Subject to this Section 12 below, all revenues and expenses of the Property, including without limitation real property taxes, special taxes, assessments and utility fees and/or deposits, shall be prorated and apportioned between Buyer, on the one hand, and Sellers, on the other hand, as of the Closing Date, so that Sellers bears all expenses with respect to the Property, and has the benefit of all income with respect to the Property, through and including the date immediately preceding the Closing Date. If prior to the Close of Escrow a Seller has commenced any contest or filed any objection with any applicable taxing authority as to real property taxes and assessments attributable to its Real Property for the period prior to the Closing Date, such Seller shall have the right to continue such proceeding following the Close of Escrow and any refunds attributable to any period prior to the Closing Date shall be paid to and retained by such Seller and Buyer shall have no interest therein. To the extent that Buyer is required by law to participate in any such tax contest, Buyer agrees to reasonably cooperate with such Seller in such proceeding.

(b)           If, at the time of Closing, any portion of the Property is affected by an assessment or other charge, whether for taxes or bonds, or interest thereon, which is or may become payable in installments, and an installment payment of such assessment is then a lien, then such installment shall be prorated as of the Closing Date.  All installments not yet due whether or not the same have been prepaid shall not be prorated and Buyer shall assume such bonds or assessments.  Any prepaid assessments made in advance of its due date shall be credited to the Seller of the applicable Real Property.  In addition, Buyer shall assume any and all future bonds, assessments, special taxes, fees or charges applicable to the Property for liabilities now or hereafter imposed by any governmental authority (collectively referred to as “Governmental Requirements”) including, without limitation, any such Governmental Requirements imposed by the City, and those for (i) local assessment or improvement districts, (ii) any special tax assessments, (iii) traffic mitigation improvements (iv) park and recreation fees, and/or (v) any other public facility infrastructure or traffic mitigation required or imposed by the City.  Buyer shall assume all such bonds or future assessments without offset or adjustment. Sellers and Buyer acknowledge that the Property may be subject to supplemental taxes due as a result of change of ownership taking place through this Escrow, with any additional taxes as a result thereof to be paid by Buyer.  Any supplemental taxes due to events occurring prior to the Closing shall be prorated as of the Closing.  Any necessary adjustment due either party on receipt of a supplemental tax bill will be made by the parties outside of this Escrow within the time required by this Section 12 below.

(c)           Rent and other charges under the Leases shall be prorated as of the Closing Date only to the extent such monies have actually been collected by a Seller.  Rents and other charges under the Leases which are delinquent as of the Closing will not be prorated, and rents and other amounts received by Buyer after the Closing from a tenant owing such delinquent rent or other charges will be applied in the following order:  (i) to Buyer’s actual out-of-pocket costs of collection incurred with respect to such amounts collected; (ii) to rents due from such tenant for the month in which such payment is received by Buyer; (iii) to rents attributable to any period after the Closing which are past due on the date of receipt; and (iv) to rents and other charges delinquent as of the Closing (and Buyer promptly shall remit such amounts to the Seller of the applicable Real Property for which rents are collected, indicating which Real Property such amounts are attributable to).  Buyer shall use commercially reasonable efforts to collect any such delinquent rents; provided, however, Buyer has no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent rents. The amount of all unapplied refundable security deposits under the Leases and any unapplied prepaid rents, will be credited to Buyer at Closing, or at the applicable Seller’s option by cash payment deposited into Escrow prior to the Closing. Each Seller shall have the right to review Buyer’s books and records relating to the Real Property following Closing to verify any amounts owed to such Seller pursuant to this subsection (c), which books and records shall be made available to such Seller at such location designated by Buyer in writing to Seller located within Santa Clara County, California, on no less than two (2) business days notice.

(d)           If any of the items to be prorated as of Closing cannot be finally determined as of Closing, the prorations shall be made at Closing based on the last available information, and post-closing adjustments between Buyer, on the one hand, and the appropriate Seller, on the other hand, shall be made within twenty (20) days after the date that the actual amounts are determined, provided that as to all items of proration other than real property taxes and assessments and delinquent rents reasonable proof of the amount owed is delivered to the party owing such amount not later than ninety (90) days after the Close of Escrow, and if payment is not made within this twenty (20) day period the party owing such sums shall pay interest thereon, at the rate of ten percent (10%) per annum, from date of delivery of the bill to the non-paying party to the date of payment. The ninety (90) day limitation described in this subsection (d) above shall not apply with respect to real property taxes and assessments or delinquent rents.

(e)           In order to determine if any post closing adjustments or payments are required pursuant to this Section 12, Buyer shall upon reasonable advance notice from a Seller after the Close of Escrow make Buyer’s books and records relating to the Property available for such Seller’s review at the Real Property, which obligation shall survive the Close of Escrow.

13.           Transfer Taxes; Title Charges; Other Closing Costs.  If this transaction is terminated by Buyer prior to the expiration of the Due Diligence Period for any reason other than Seller’s default hereunder, Buyer shall pay all escrow costs billed by the Escrow Holder and Title Company. If this transaction closes as provided in this Agreement, (i) Seller shall pay all escrow fees in connection with the sale, that portion of the premium for the Title Policy to the extent attributable to standard coverage in the amount of the Purchase Price without endorsements, and county transfer taxes, (ii) Buyer shall pay that portion of the premium for the Title Policy to the extent not required to be paid by Seller pursuant to (i) immediately above, and (iii) all other Closing costs, if any, shall be allocated between Seller and Buyer in accordance with the custom in Santa Clara County, California. Each party shall pay its own attorneys’ fees except as otherwise expressly provided in this Agreement.

14.           Disbursement of Funds.  On the Close of Escrow, Escrow Holder shall be instructed to disburse the Purchase Price, less Sellers’ share of prorations as determined pursuant to Section 12 and Sellers’ share of costs of Escrow pursuant to Section 13, in immediately available funds, as directed by Sellers and in accordance with the price and deposit allocations required by this Agreement.

15.           Delivery of Documents.  Escrow Holder shall be instructed to, upon the Close of Escrow, deliver all instruments and documents as follows:

(a)           Escrow Holder shall be instructed to deliver to each Seller the following as it relates to such Seller’s Real Property :

(i)            A copy of the recorded Grant Deed, showing recording information, and certified by the Escrow Holder as being a true and complete copy of the Grant Deed recorded in the Official Records;

(ii)           A copy of the Transfer Tax Statement, Non-Foreign Status Certificate, and Form 593-C;

(iii)          One fully executed original of the Bill of Sale, Assignment of Intangibles, Assignment of Leases and Assignment of Contracts;

(iv)          The Purchase Price allocable to such Real Property, less costs and prorations chargeable to Seller with respect to such Real Property pursuant to this Agreement; and

(v)           A copy of all other documents deposited into Escrow.

(b)           Escrow Holder shall be instructed to deliver to Buyer following the Close of Escrow the following:

(i)            A copy of the recorded Grant Deeds, showing recording information, and certified by the Escrow Holder as being a true and complete copy of the Grant Deeds recorded in the Official Records;

(ii)           A copy of the Transfer Tax Statements;

(iii)          One fully executed original of the Bills of Sale, Assignments of Intangibles, Assignments of Leases, Assignments of Contracts, Non-Foreign Status Certificates, and Form 593-Cs;

(iv)          The Title Policies; and

(v)           A copy of all other documents deposited into Escrow.

16.           Condemnation. If between the date of this Agreement and the Closing Date any condemnation or eminent domain proceedings are initiated which would result in the taking of any material part of any Real Property, then Buyer may terminate this Agreement by written notice to Sellers. A Seller shall promptly notify Buyer in writing upon receiving written notice of the commencement or occurrence of any condemnation or eminent domain proceedings affecting its Real Property.  If such proceedings would result in the taking of any material part of any Real Property, Buyer shall then notify Sellers, within ten (10) business days after Buyer’s receipt of a Seller’s notice (but in no event later than the Closing Date), whether or not Buyer elects to terminate this Agreement.  If Buyer elects not to terminate this Agreement or fails to make an election within such ten (10) business day period or prior to the Closing Date, whichever is earlier, then Buyer shall be deemed to have elected to proceed with the Closing without any reduction to the Purchase Price, in which event the Seller of such Real Property shall assign to Buyer at Closing all of such Seller’s right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings (after deducting therefrom all of such Seller’s Condemnation Costs), or if such payment has been received by such Seller such payment (less such Seller’s Condemnation Costs) shall be credited to Buyer at the Closing, and Closing shall be delayed, if necessary, until the later to occur of (i) the Closing Date, or (ii) five (5) days after the expiration of the ten (10) business day period.  If this Agreement is terminated in accordance with this Section 16, then all of the Deposits (the Initial Deposit, the Additional Deposit and interest accrued thereon) shall be refunded to Buyer by the Escrow Holder, and Sellers and Buyer shall thereupon be released from all further obligations under this Agreement other than the Surviving Obligations.  As used in this Section 16 “Seller’s Condemnation Costs” shall mean all costs and expenses incurred by a Seller in connection with the condemnation or eminent domain proceeding, and any portion of the award in a temporary taking that is allocable to loss of use of the Property prior to the Closing. As used in this Section 16, a taking shall be deemed to affect a “material part of the Real Property” if the value of the Real Property taken is more than Five Percent (5%) of the portion of the Purchase Price allocable to the Real Property and the Property associated with such Real Property.

17.           Risk of Loss. If prior to the Closing, the Improvements, or any part thereof, are materially damaged or destroyed, Buyer has the right, exercisable by giving written notice to Sellers within thirty (30) days after receiving written notice of such damage or destruction (and if necessary the Closing Date shall be extended to give the parties time to make the election), either (A) to terminate this Agreement, in which case all of the Deposits (the Initial Deposit, the Additional Deposit and interest accrued thereon) shall be returned to Buyer, and any other money or documents in escrow shall be returned to the party depositing the same, and neither party shall have any further rights or obligations under this Agreement other than the Surviving Obligations, or (B) to accept the Property in its then condition and to proceed with the Closing without any abatement or reduction in the Purchase Price and receive an assignment at the Closing of all of the affected Seller’s right to any insurance proceeds payable by reason of such damage or destruction (after deducting therefrom all of such Seller’s Casualty Costs), and Buyer shall receive a credit at Closing for any deductible amounts under such insurance policies.  A failure by Buyer to notify Sellers in writing within such thirty (30) day period will be deemed an election to proceed under clause (B) above.  If Buyer elects (or is deemed to elect) to proceed under clause (B) above, then thereafter, the Seller of the affected Real Property shall not compromise, settle or adjust any claims to such insurance proceeds without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed. For the purpose of this Section 17, damage to the Real Property is deemed to involve a material portion thereof if the reasonably estimated cost of restoration or repair of such damage exceeds Five Percent (5%) of the portion of the Purchase Price allocable to such Real Property and the Property associated therewith.  If prior to the Closing, any non-material portion of the Property is damaged, Buyer shall accept the Property in its then condition (without any abatement or reduction in the Purchase Price) and proceed with the Closing, in which case Buyer is entitled to an assignment at the Closing of all the affected Seller’s rights to any insurance proceeds arising from such damage to the Property (less all of such Seller’s Casualty Costs), and Buyer shall receive a credit for any deductible amounts under such insurance policies.  If any such non-material damage occurs, the

Seller of the affected Real Property shall not compromise, settle or adjust any claims to such insurance proceeds, without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed.  The Seller of any affected Real Property shall give Buyer notice of any damage or destruction of such Real Property promptly after such Seller obtains knowledge thereof. As used in this Section 17 “Seller’s Casualty Costs” shall mean all costs and expenses incurred by a Seller in connection with the negotiation and/or settlement of any casualty claim, and the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing.

18.           Default.

(a)           DEFAULT BY BUYER; LIQUIDATED DAMAGES.

IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED SOLELY BECAUSE OF BUYER’S DEFAULT UNDER THIS AGREEMENT, ESCROW HOLDER SHALL BE INSTRUCTED BY SELLERS TO CANCEL THE ESCROW, SELLERS SHALL THEREUPON BE RELEASED FROM SELLERS’ OBLIGATIONS HEREUNDER, AND AS LIQUIDATED DAMAGES HEREUNDER, THE DEPOSITS (DEFINED IN SECTION 2(a)) SHALL BE PAID TO AND RETAINED BY SELLERS AS LIQUIDATED DAMAGES, SUBJECT TO THIS SECTION BELOW.  IN SUCH EVENT, BUYER SHALL DELIVER TO SELLERS ALL OF THE MATERIALS REQUIRED TO BE DELIVERED TO SELLERS PURSUANT TO SECTION 4 AND BUYER SHALL PAY ALL TITLE, SURVEY AND ESCROW CANCELLATION CHARGES, WHICH OBLIGATIONS SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE THAT SELLERS’ ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  THEREFORE, BY PLACING THEIR SIGNATURES OR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSITS (DEFINED IN SECTION 2(a)), THE ACTUAL TITLE, SURVEY AND ESCROW CANCELLATION CHARGES AND BUYER’S DELIVERY OF THE MATERIALS DESCRIBED IN SECTION 4 HEREOF HAVE BEEN AGREED UPON, AFTER NEGOTIATION, AS REASONABLE LIQUIDATED DAMAGES PURSUANT TO THE TERMS HEREOF, CALIFORNIA CIVIL CODE SECTIONS 1671 AND 1677 AND ANY OTHER APPLICABLE LAW, AND SHALL CONSTITUTE SELLERS’ SOLE AND EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT OF A DEFAULT ON THE PART OF BUYER (EXCEPT AS TO THE SURVIVING OBLIGATIONS AS DEFINED IN THIS SECTION BELOW, WHICH SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THIS SECTION BELOW). SELLER WAIVES ALL OTHER CLAIMS FOR DAMAGES OR REMEDIES AT LAW OR IN EQUITY INCLUDING ANY REMEDY OF SPECIFIC PERFORMANCE AND ANY OTHER RIGHTS SELLER MAY OTHERWISE HAVE PURSUANT TO SECTION 1680 OR SECTION 3389 OF THE CALIFORNIA CIVIL CODE, EXCEPT AS IT RELATES TO THE SURVIVING OBLIGATIONS. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN CONTAINED, BUYER AND SELLERS ACKNOWLEDGE AND AGREE THAT IN THE EVENT OF A DEFAULT BY BUYER, BUYER’S SURVIVING OBLIGATIONS SHALL

NOT BE LIMITED, IMPAIRED OR OTHERWISE AFFECTED BY ANY TERMINATION OF THIS AGREEMENT OR ANY LIQUIDATED DAMAGES RECEIVED BY SELLERS PURSUANT TO THIS SECTION 18(a) AS A RESULT OF BUYER’S DEFAULT. AS TO THE SURVIVING OBLIGATIONS, SELLERS SHALL RETAIN THE RIGHT TO SEEK AND OBTAIN ANY AND ALL ADDITIONAL REMEDIES AVAILABLE LAW AND IN EQUITY AND SHALL NOT BE LIMITED OR AFFECTED BY THE LIQUIDATED DAMAGES RETAINED BY SELLERS PURSUANT TO THIS SECTION 18(a).  THE PROVISIONS OF THIS SECTION 18(a) SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

SELLERS’ INITIALS: SDC 051:		/s/ JMS	RET:	/s/ PH

BUYER’S INITIALS	/s/ JLD

(b)           Default or Breach by a Seller; No Joint Liability.

If the sale of the Property is not consummated because of one or more Seller’s default under this Agreement, Buyer’s sole remedy shall be either one or the other of the following: (i) to specifically enforce the Sellers’ obligations to convey the Property under this Agreement, or (ii) to terminate this Agreement, upon which termination Buyer’s sole remedy against a Seller shall be the return of all of the Deposits (the Initial Deposit, the Additional Deposit and interest accrued thereon).  In no event shall a Seller have any obligation or liability whatsoever to Buyer for any damages that Buyer may have sustained by reason of any Seller’s default or breach hereunder, Buyer’s remedies being limited solely and exclusively to the alternative remedies set forth above in this Section 18(b).  Without limiting the foregoing, Buyer acknowledges and agrees that a Seller shall have no liability to Buyer for any consequential damages sustained by Buyer (including without limitation loss of rents and profits) under any circumstance resulting from any cause, including without limitation, the acts or omissions of any Seller or Sellers Parties. The provisions of this Section 18(b) shall survive the Close of Escrow or the termination of this Agreement.  Buyer acknowledges and agrees that each individual signing this Agreement on behalf of a Seller is acting solely on behalf of the entity for which he is signing, and that such individual shall not have any personal liability under this Agreement, any recovery against a Seller hereunder being limited to such Seller’s interest in its Property.  In no event shall one Seller have any liability arising from or relating to (A) the other Seller’s Property, or (B) the other Seller’s obligations or defaults under this Agreement.

19.           Notice.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following address:

If to Sellers:	Sobrato Development Company No. 051
10600 North DeAnza Boulevard, Suite 200
Cupertino, CA 95014
Attention: John Michael Sobrato
Facsimile No. (408) 446-0583

and

Real Estate Trust at Community Foundation Silicon Valley
60 South Market Street, Suite 1000
San Jose, CA 95113
Attention: Jennifer Rowe
Facsimile No. (408) 278-0280

With a copy to:	Berliner Cohen
Ten Almaden Boulevard, 11th Floor
San Jose, CA 95113
Attention: Kathleen K. Siple
Facsimile No. (408) 998-5388

and

Hoge, Fenton, Jones & Appel, Inc.
60 South Market Street, Suite 1400
San Jose, CA 95113
Attention: David W. Mitchell
Facsimile No. (408) 287-9501

If to Buyer:	Harvard Property Trust, LLC
c/o Behringer Harvard Funds
15601 Dallas Parkway, Suite 600
Dallas, Texas 75001
Attention: Scott Ryan
Facsimile No. (866) 655-3610

With a Copy to:	Powell Coleman & Arnold LLP
8080 N. Central Expressway, Suite 1380
Dallas, Texas 75206
Attention: Carol D. Satterfield
Facsimile No. (214) 373-8768

Any such notices shall be either (a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit, postage prepaid in the U.S. mail, (b) by telecopier, in which case notice shall be deemed delivered when the transmitting telecopier machine has confirmed that the notice has been completed or sent without error, (c) by personal delivery, or (d) sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such courier.  The above addresses may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

20.           Time of Essence.  Time is of the essence of this Agreement.

21.           Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

22.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.           Captions.  The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

24.           Assignability.  Buyer may assign its rights under this Agreement to an Affiliate without the prior written consent of Seller, provided that at least five (5) business days prior to the then scheduled Closing Date Buyer has given Sellers written notice of the assignment (including the full legal name and address of the proposed assignee and other information necessary for an alternate set of closing documents be prepared and executed naming the proposed assignee), together with a fully executed copy of the assignment.  For purposes of this Section 24, the term “Affiliate” shall mean: (a) an entity that controls, is controlled by, or is under common control with Buyer; (b) any partnership in which Buyer or Buyer’s controlling member is the general partner; (c) any fund or entity sponsored by Buyer; or (d) any entity that retains Buyer or a company affiliated with Buyer to manage the Property.  Buyer may not otherwise assign this Agreement, whether voluntarily or by operation of law, without first obtaining Sellers’ written consent, which consent may not be unreasonably withheld, and provided that at least five (5) business days prior to the then scheduled Closing Date Buyer has given Sellers written notice of the assignment (including the full legal name and address of the proposed assignee and other information necessary for an alternate set of closing documents be prepared and executed naming the proposed assignee), together with a fully executed original of the assignment. Any assignment in contravention of this provision shall be void.  No assignment shall release Harvard Property Trust, LLC from any obligation or liability under this Agreement, including without limitation all of Buyer’s indemnification, defense and hold harmless obligations under this Agreement or any document executed by the Buyer and delivered to Sellers at the Closing (whether accruing before or after Closing), all of which shall survive the Close of Escrow or sooner termination of this Agreement, and as to which Harvard Property Trust, LLC shall remain jointly and severally liable with any assignee of Buyer before and after Close of Escrow.  This Section shall survive the Close of Escrow or termination of this Agreement.

25.           Subordination, Non-Disturbance and Attornment Agreements. Prior to the Closing, if requested by Buyer, each Seller agrees to cooperate with Buyer, at no cost to Sellers, to request in writing and obtain subordination, non-disturbance and attornment agreements (“SNDAs”) from tenants under Leases selected by Buyer’s lender.  Unless the SNDAs are delivered directly by the tenants into Escrow, then if, as and when received by a Seller, such

Seller shall deliver the executed SNDAs into Escrow with instructions to obtain any remaining signatures of the parties to the SNDAs, for recordation in the Official Records at the Closing, or if Buyer elects to deliver the signed SNDAs to Buyer following the Closing.  If the transaction contemplated herein fails to close for any reason whatsoever, Buyer shall cause to be returned to Sellers (or at Sellers’ election to the tenants) all such executed SNDAs previously delivered to Escrow.  The failure to obtain SNDAs from all or any of the selected tenants shall not constitute a default by Sellers hereunder, shall not be a condition to the Closing, and shall not entitle Buyer to terminate this Agreement.

26.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

27.           Modifications; Waiver.  No waiver, modification, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

28.           Entire Agreement.  This Agreement, together with the Confidentiality Agreement incorporated herein and as modified pursuant to Section 7(a)(1) above,  contains the entire agreement between the parties relating to the transactions contemplated hereby and all other prior or contemporaneous agreements, understandings, representations or statements, oral or written, are superseded hereby.

29.           Partial Invalidity.  Any provision of this Agreement which is void, unenforceable or invalid or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement shall be of no effect, but all the remaining provisions of this Agreement shall remain in full force and effect.

30.           Survival.  Except for those representations, warranties, covenants, agreements and other obligations which this Agreement expressly provides shall survive termination of the Closing, no representations, warranties, covenants, agreements and other obligations of Sellers in this Agreement shall survive the Closing of this transaction and no action based thereon shall be commenced after the Closing of this transaction.

31.           No Personal Liability of Principals.  Buyer agrees that no partner, member, officer, shareholder, director, trustee, beneficiary, affiliate or representative of any Seller or any general partner or affiliate of Sellers shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement. This Section shall survive the Close of Escrow or termination of this Agreement.

32.           No Third Party Rights; Broker Not a Party.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.  Sellers and Buyer agree that it is their specific intent that no broker is a party to or a third party beneficiary of this Agreement or the Escrow; and further that consent of a broker is not necessary to any agreement, amendment or document with respect to the transaction contemplated by this Agreement.

33.           No Recording.  Sellers and Buyer agree that neither this Agreement nor any memorandum thereof shall be recorded.

34.           Attorneys’ Fees.  In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.  Any such attorneys’ fees and costs incurred by either party in obtaining or enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.  This Section shall survive the Close of Escrow or termination of this Agreement.

35.           Submission of Agreement.  The submission of this Agreement to Buyer or its brokers, agents or attorneys for review will not be deemed an offer to sell the Property to Buyer, and no agreement with respect to the purchase and sale of the Property will exist unless and until this Agreement is executed and delivered by all of the Sellers and Buyer.

36.           Real Estate Reporting Person.  Escrow Holder is designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Holder shall so provide.  Upon the consummation of the transactions contemplated by this Agreement, Escrow Holder shall file a Form 1099 information return and send the statement to Sellers as required under the aforementioned statute and regulation.

37.           IRC Section 1031 Exchange.  Each and every Seller may consummate the sale of the its Property to Buyer as part of one or more like-kind exchanges pursuant to Section 1031 of the Internal Revenue Code, as amended, including any forward and/or reverse exchange, and in connection with such exchanges may assign all or any portion of such Seller’s right, title and interest in this Agreement to one or more exchange intermediaries.  Buyer agrees to cooperate with such Seller (including without limitations executing documents reasonably requested by such Seller) provided: (i) there shall be no delay in the Closing Date; (ii) such Seller shall not be released from its obligations under this Agreement if any such exchange fails for any reason, and such Seller shall remain obligated to sell the Property to Buyer; (iii) such exchanges shall be at no cost to Buyer, other than review costs of Buyer’s attorneys or other advisors; and (iv) Buyer need not assume any additional liabilities or obligations, nor assume any personal liability, as a result of any such exchange or attempted exchange.  Buyer hereby disclaims any responsibility for the qualification of the transactions contemplated by this Agreement as a tax-deferred exchange under Internal Revenue Code Section 1031, as amended, and such Seller agrees that Buyer shall not be liable for any tax liability, interest or penalties arising thereunder by virtue of Buyer’s cooperation in the consummation of any such exchange or attempted exchange. Notwithstanding any assignment of this Agreement by such Seller in connection with a like-kind exchange, if the exchange intermediary so directs, the Grant Deed shall name such Seller as the grantor.

38.           Computation of Time.  In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included, and the last day of the period so computed will be included, unless it is a Saturday, Sunday or legal holiday recognized as such in California, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such legal holiday.  As used in the Agreement, “business day” shall mean a day which is not a Saturday, Sunday or legal holiday recognized as such in California.

39.           Waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

40.           Number and Gender; Joint and Several Liability.  When required by the context of this Agreement, each number (singular and plural) shall include all numbers, and each gender shall include all genders. In the event either party hereto now or hereafter shall consist of more than one person, firm, or corporation, then and in such event, all such persons, firms, or corporations shall be jointly and severally liable as parties under this Agreement.

41.           Negotiated Terms.  Each party has had the opportunity to be advised by legal counsel and other professionals in connection with this Agreement, and each party has obtained such advice as each party deems appropriate. The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professionals participated in the preparation of this Agreement.

42.           Back Up Offers.  Until expiration of the Due Diligence Period, each Seller shall have the right to continue to present its Property for sale and accept “back-up” offers, subject to Buyer’s rights under this Agreement.

43.           Maximum Aggregate Liability.  Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Sellers pursuant hereto or in connection herewith, and without in any way expanding any limitations on the liability of Sellers or the Sellers Parties set forth elsewhere in this Agreement, the maximum aggregate liability of Sellers and the Sellers Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the transactions described in this Agreement, the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of a Seller’s Surviving Obligations), over the amount of the Deposits which this Agreement may expressly state must be returned to Buyer, shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) for SDC 051 and shall not exceed One Million Dollars ($1,000,000) for RET.  This Section shall survive the Close of Escrow or termination of this Agreement.

44.           Facsimile Signatures.  Signatures to this Agreement transmitted by telecopy or other electronic transmission shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronically transmitted signature and shall accept the telecopied or electronically transmitted signature of the other party to this Agreement.

WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLERS:

SOBRATO DEVELOPMENT COMPANY NO. 051, a California Limited Partnership

By:	The John Michael Sobrato 1985 Separate
Property
Trust, As Amended
Its:	General Partner

	By	/s/ John Michael Sobrato
John Michael Sobrato
	Its:	Trustee
	Dated:	3/21/07

RET:

REAL ESTATE TRUST AT COMMUNITY FOUNDATION SILICON VALLEY,
a California nonprofit public benefit corporation

By:	/s/ Peter Hero
Name:	Peter Hero
Its:	President
Dated:	3/21/07

By:
Name:
Its:
Dated:

BUYER:

HARVARD PROPERTY TRUST, LLC, a Delaware limited liability company, d/b/a Behringer Harvard Funds

By:	/s/ Jon L. Dooley
Name:	Jon L. Dooley
Its:	EVP – Real Estate
Dated:	3/21/07